Exhibit 23(c)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related prospectus of AB Svensk Exportkredit (Swedish Export Credit Corporation; the “Company”) for the registration of debt securities, and to the incorporation by reference therein of our report dated February 24, 2014, with respect to the consolidated financial statements of the Company, included in its  Annual Report on Form 20-F for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

Ernst & Young AB

/s/ Erik Åström

Erik Åström

Stockholm, Sweden

November 3, 2014